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                                                                   EXHIBIT 11.01

                              ESS TECHNOLOGY, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                 1997        1998       1999
                                                               --------    --------    -------
Weighted average common shares..............................     39,953      40,955     40,640
Weighted average incremental common equivalent shares:
  Common stock(2)...........................................         --          --      4,985
                                                               --------    --------    -------
Total weighted average common and common equivalent
  shares....................................................     39,593      40,955     45,625
                                                               ========    ========    =======
Net income (loss)...........................................   $(10,866)   $(28,016)   $40,105
                                                               ========    ========    =======
Net income (loss) per share.................................   $  (0.27)   $  (0.68)   $  0.88
                                                               ========    ========    =======

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(1) This Exhibit should be read in conjunction with Note 1 of Notes to
    Consolidated Financial Statements.

(2) Earnings per share is computed using the weighted average number of common and common equivalent shares ("weighted average shares") outstanding during the period. Common equivalent shares consist of the Company's common stock issuable upon exercise of stock options (using the treasury stock method), except when antidilutive.